UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 28, 2008
Cinemark Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33401 (Commission File Number)	20-5490327 (IRS Employer Identification No.)
3900 Dallas Parkway, Suite 500, Plano, Texas 75093
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 972.665.1000
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Effective April 1, 2008, our board of directors (the “Board”), elected Mr. Steven P. Rosenberg to the Board. Mr. Rosenberg was not selected as a director pursuant to any arrangement or understanding between him and any other third person. There are no transactions in which Mr. Rosenberg has an interest requiring disclosure under Item 404(a) of Regulation S-K.
     Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg was also a founding investor of Packaged Ice, a leading manufacturer of industrial and consumer ice in 1992. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and PRG Schultz International, Inc. Mr. Rosenberg will be named a member of our audit committee effective April 15, 2008.
     As a non-employee director, Mr. Rosenberg will be compensated according to our compensation policy for non-employee directors. Pursuant to that policy, Mr. Rosenberg will receive an annual grant of restricted shares of our common stock valued at $100,000. The number of restricted shares to be issued is determined by dividing $100,000 by the fair market value of a share of common stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to his continued service to the Board through the vesting dates.
     We issued a press release dated April 1, 2008 announcing the appointment of Mr. Rosenberg to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8K.
(e) On March 28, 2008, pursuant to an amendment and restatement of the Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, as amended (the “Restated Incentive Plan”), the compensation committee of the board (the “Compensation Committee”), granted Alan Stock, Timothy Warner, Robert Copple and Michael Cavalier, the executive officers the Compensation Committee believes will be the named executive officers for 2008 (except Mr. Lee Roy Mitchell — Chairman of the Board), certain performance based awards of restricted stock and restricted stock units. All restricted stock unit awards granted are however contingent upon stockholder approval of the Restated Incentive Plan at the 2008 annual meeting of stockholders. The amounts and terms and conditions of the restricted stock and restricted stock units awards to each of the above named executive officer is as follows:
     Restricted Stock: The grants were effective and the number of shares subject to each award was determined by reference to the closing price of our common stock on March 28, 2008. Such shares vest based on continued service as follows: 50% on March 28, 2010 and the remaining 50% on March 28, 2012.
     The following Restricted Share Award Table below sets forth the dollar value and number of shares for the restricted share awards made to each of the executive officers the Compensation Committee believes will be the named executive officers for 2008 (other than Mr. Mitchell):

Name and Position	Dollar Value	Shares
Alan W. Stock, Chief Executive Officer	$377,000	29,247
Tim Warner, President	$221,000	17,145
Robert Copple, Executive Vice President and Chief	$208,000	16,136
Financial Officer
Michael Cavalier, Senior Vice President and	$169,000	13,110
General Counsel
     Restricted Stock Units. The grants were effective and the number of shares subject to each award was determined by reference to the closing price of our common stock on March 28, 2008. Such shares vest based on a combination of financial performance factors and continued service. The financial performance factors are based on an implied equity value concept that determines an internal rate of return during the three fiscal year period ending December 31, 2010 based on a formula utilizing a multiple of adjusted EBITDA (subject to certain specified adjustments). Each performance target under the restricted stock unit awards will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity. If the internal rate of return for the three year period is at least 8.5% (threshold), 33-1/3% of the maximum restricted stock units will vest. If the internal rate of return (“IRR”) for the three year period is at least 10.5% (target), 66-2/3% of the maximum restricted stock units will vest. If the IRR for the three year period is at least 12.5% or greater (maximum), 100% of the maximum restricted stock units will vest. All payouts of restricted stock units that vest will be in the form of restricted stock that will vest if the participant continues to provide services through March 28, 2012 (the fourth anniversary of the grant date). Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared with respect to our common stock if and at the time the restricted stock unit awards become vested.
     The following Restricted Stock Unit Award Table below sets forth at various IRR percentages the dollar value and number of hypothetical shares underlying the restricted stock unit awards made to each of the executive officers the Compensation Committee believes will be the named executive officers for 2008 (other than Mr. Mitchell):

	Number of Shares	Number of Shares	Number of Shares
	Vesting @ 8.5% IRR/$	Vesting @ 10.5% IRR/	Vesting @ 12.5%
Name and Position	Value at Grant	$ Value at Grant	IRR/ $ Value at Grant
Alan W. Stock	14,623;	29,247;	43,870;
Chief Executive Officer	$188,500	$377,000	$565,500
Tim Warner	8,572;	17,145;	25,717;
President	$110,500	$221,000	$331,500
Robert Copple	8,068;	16,136;	24,204;
Exec VP and CFO	$104,000	$208,000	$312,000
Michael Cavalier	6,555;	13,100;	19,665;
Sr. VP and General Counsel	$84,500	$169,000	$253,500
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated April 1, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.
By:	/s/ Michael D. Cavalier
	Name:	Michael D. Cavalier
	Title:	Senior Vice President - General Counsel

Date: April 1, 2008

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